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                                                                  Exhibit 10.11b
                    AMENDMENT NO. 1 TO COAL SUPPLY AGREEMENT

         THIS AMENDMENT, made and entered into on February 20, 1998 by and between NEW YORK STATE ELECTRIC & GAS CORPORATION ("Buyer"), Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5224 and UNITED EASTERN COAL SALES CORPORATION, as agent for Eighty-Four Mining Company ("Seller"), P.O. Box 729, Indiana, PA 15701.

                                   WITNESSETH:

         WHEREAS, Buyer and Seller are parties to a Coal Supply Agreement ("Agreement") entered into as of December 9, 1996;

         WHEREAS, Buyer and Seller wish to amend the Agreement in certain respects.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and undertakings of the parties herein contained, Buyer and Seller intending to be legally bound hereby, agree as follows:

         Section 2.4 is deleted in its entirety and replaced by the following new Section 2.4:
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         Section 2.4. Point of Delivery. The Point of Delivery for Coal sold hereunder shall be F.O.B. point of shipment. Title and risk of loss shall pass to Buyer when Coal shipment has been loaded onto rail cars at point of shipment. Notwithstanding anything to the contrary contained herein, Seller shall be liable for any loss or damage to the Coal at any time in the course of the loading, transportation, and delivery of the coal caused by overloading of rail cars. Overloading shall be determined in accordance with Association of American Railroads standards and general trade definitions and practices.

         Section 5.5 is deleted in its entirety and replaced by the following new Section 5.5:

         Section 5.5. Confidentiality. The terms and conditions (including prices) set forth in this Agreement, and information exchanged during negotiation and performance of this Agreement, are considered by both Buyer and Seller to be confidential and proprietary. Neither Buyer nor Seller shall disclose any of the terms and conditions hereof nor any such information to any third party without the prior


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written consent of the other except when disclosure in the sole judgment of the party making the disclosure is required (a) by statute, (b) by regulation, order or request of a governmental agency, (c) in connection with a judicial or administrative proceeding, (d) to Seller's lending institutions so long as Seller's lending institutions agree in writing to keep the contents of this Agreement confidential and use it solely in connection with its loans to Seller or (e) to successors in interest or potential successors in interest of Buyer, Buyer's assets or stock in Buyer's company.

         Section 5.6 is deleted in its entirety and replaced by the following new Section 5.6:

         Section 5.6. Substitution. Seller shall have the right, but not the obligation, with Buyer's approval, which approval shall not be unreasonably withheld, to supply coal from sources other than as specified in the Agreement, but such substitute coal must be of a quality equal to that required under the Agreement and the delivered price of such coal must be the same, on a per million BTUs basis, as the


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delivered price in effect under the Agreement for Coal from the source specified. Any such substituted coal described in this Section 5.6 shall be provided in accordance with all of the other terms and conditions contained in this Agreement.

         Section 5.7 is deleted in its entirety and replaced by the following new Section 5.7:

         Section 5.7. Billing and Payment. Billing and payment for each payment lot received from Seller shall be based upon the quantity and quality of Coal as determined hereunder.

         On receipt of the "As Received" analysis from the independent laboratory as determined under Article 5, hereunder, of each payment lot of Coal, Buyer will prepare a "Coal Purchase Advice" which will include Coal quality and pricing information.

         Payment for each payment lot of Coal shall be due within 30 days after receipt of the payment lot and shall be made by Federal Reserve Wire Transfer of same day funds to United Eastern Coal Sales Corp., Account No. 1001150259, PNC


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Bank, ABA No. 043000096 or such other account that Seller may from time-to-time select on thirty (30) days notice to Buyer. Notwithstanding anything to the contrary contained herein, in the event of loss, damage or delay in delivery of coal to Buyer, Seller agrees to extend the period required for payment hereunder until such time as Buyer has been fairly compensated by the carrier responsible for such loss, damage or delay in delivery in accordance with Buyer's agreement with carrier, however, such extension is not to exceed 60 days after delivery.

         Section 5.10 is deleted in its entirety and replaced by the following new Section 5.10:

         Section 5.10. Assignment. Seller without Buyer's consent may assign, pledge or hypothecate this Agreement solely for financial purposes. Additionally, either party may, without the consent of the other, assign or transfer this Agreement to an Affiliated Entity, as hereinafter defined, and thereafter to a Non-affiliated Entity or Entities, as hereinafter defined, which become the owner or owners of the generating plant or plants to which this


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contract pertains, and the obligation of Buyer under this Agreement shall be assumed by such Affiliated Entity, and thereafter assumed by such Non-affiliated Entity or Entities without the consent of any other party. Buyer or such Affiliated Entity shall notify the other parties to this Agreement of any such assignment and assumption within ninety days after the effective date thereof. Buyer and/or its Affiliated Entity shall be released automatically from any and all of its obligations and liabilities under this Agreement upon the effective date of any such assignment to and assumption by a Non-affiliated Entity or Entities. Failure to provide the notice required under this paragraph shall not affect or invalidate Buyer's automatic release hereunder. For the purposes of this provision, the term "Affiliated Entity" shall mean any corporation, partnership, limited liability company, joint venture or other entity which is, directly or indirectly, controlling, controlled by or under common control with Buyer, and the term "Non-affiliated Entity or Entities" shall mean any and all corporations, partnerships, limited liability companies,


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joint ventures or other entities which are not, directly or indirectly, controlling, controlled by or under common control with Buyer. No assignment for which consent is required shall be effective until an executed copy thereof is furnished to the other party, and such assignment shall operate to excuse such assigning party from the performance of its obligations hereunder. This provision shall apply even if any or all of the generating plants to which this Agreement applies are purchased by different Non-affiliated Entities.

         All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


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Buyer:                                  Seller:

NEW YORK STATE ELECTRIC & GAS           UNITED EASTERN COAL SALES
CORPORATION                             CORPORATION

By:                                     By:
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Title:                                  Title:
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